EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Navigant Consulting, Inc.:

We consent to the use of our reports dated February 13, 2015, with respect to the consolidated balance sheets of Navigant Consulting, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

Chicago, Illinois

May 14, 2015